Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Selected Financial and Other Data”, “Senior Securities” and “Independent Registered Public Accounting Firm” and to the use of our reports (a) dated May 16, 2017 with respect to the consolidated financial statements of Saratoga Investment Corp. and the financial statements of Saratoga Investment Corp. CLO 2013-1, Ltd. as of February 28, 2017 and February 29, 2016, and for the three years in the period ended February 28, 2017, and (b) dated May 16, 2017, with respect to the senior securities table of Saratoga Investment Corp. as of February 28, 2017 included in the Registration Statement (Form N-2, 333-216344 Post-Effective Amendment No. 4).

/s/ Ernst & Young LLP

New York, New York

January 31, 2018